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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 AMENDMENT NO. 7
                                       TO
                                 SCHEDULE 14D-9
                                 (RULE 14d-101)

                SOLICITATION/RECOMMENDATION STATEMENT PURSUANT TO
             SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934


                                 DTM CORPORATION
                            (Name of Subject Company)


                                 DTM CORPORATION
                      (Names of Person(s) Filing Statement)


                    COMMON STOCK, PAR VALUE $0.0002 PER SHARE
                         (Title of Class of Securities)

                                   23333 L 103
                      (CUSIP Number of Class of Securities)

                             JOHN S. MURCHISON, III
                      CHIEF EXECUTIVE OFFICER AND PRESIDENT
                                 DTM CORPORATION
                          1611 HEADWAY CIRCLE, BLDG. 2
                               AUSTIN, TEXAS 78754
                            TELEPHONE: (512) 339-2922
                            FACSIMILE: (512) 339-0634

                                 with a copy to:
                             J. MATTHEW LYONS, P.C.
                         BROBECK, PHLEGER & HARRISON LLP
                             4801 PLAZA ON THE LAKE
                               AUSTIN, TEXAS 78746
                            TELEPHONE: (512) 330-4000
                            FACSIMILE: (512) 330-4001


                (Names, addresses and telephone numbers of person
               authorized to receive notices and communications on
                     behalf of the persons filing statement)


[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.


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

                        AMENDMENT NO. 7 TO SCHEDULE 14D-9

         This Amendment No. 7 to Schedule 14D-9 amends and supplements the Solicitation/Recommendation Statement on Schedule 14D-9, as originally filed with the Securities and Exchange Commission on May 1, 2001 and amended on May 16, 2001, May 22, 2001, May 25, 2001, June 7, 2001, June 19, 2001 and July 6,
2001 by DTM Corporation, a Texas corporation, relating to a tender offer commenced by Tiger Deals, Inc., an indirect wholly owned subsidiary of 3D Systems Corporation, on April 30, 2001 to purchase all of our outstanding shares of common stock. On July 23, 2001, 3D Systems and Tiger Deals filed an Amendment No. 7 to the Schedule TO with the SEC.

         The information in the Schedule 14D-9 we filed on May 1, 2001, Amendment No. 1 to Schedule 14D-9 we filed on May 16, 2001, Amendment No. 2 to
Schedule 14D-9 we filed on May 22, 2001, Amendment No. 3 to Schedule 14D-9 we filed on May 25, 2001, Amendment No. 4 to Schedule 14D-9 we filed on June 7, 2001, Amendment No. 5 to Schedule 14D-9 we filed on June 19, 2001 and Amendment No. 6 to Schedule 14D-9 we filed on July 6, 2001 is hereby expressly incorporated herein by reference in response to all the items of this Amendment No. 7, except as otherwise set forth below. You should read this amendment together with the Schedule 14D-9 we filed on May 1, 2001, Amendment No. 1 to
Schedule 14D-9 we filed on May 16, 2001, Amendment No. 2 to Schedule 14D-9 we filed on May 22, 2001, Amendment No. 3 to Schedule 14D-9 we filed on May 25, 2001, Amendment No. 4 to Schedule 14D-9 we filed on June 7, 2001, Amendment No. 5 to Schedule 14D-9 we filed on June 19, 2001 and Amendment No. 6 to Schedule 14D-9 we filed on July 6, 2001.

ITEM 8.  ADDITIONAL INFORMATION.

         Item 8 of the Schedule 14D-9/A we filed on July 6, 2001 is amended by amending and supplementing the subsection entitled "Antitrust Matters" with the following information:

     Antitrust Matters

         On July 20, 2001, 3D Systems extended the offer until 12:00 midnight, New York City time, on Monday, July 30, 2001. The full text of the joint press release we issued with 3D Systems on July 23, 2001 announcing the extension of the offer is filed as Exhibit 29 to this Amendment No. 7 to Schedule 14D-9 and we incorporate it by reference. In order to induce 3D Systems to extend the offer to such date, we executed a letter agreement with 3D Systems pursuant to which we agreed not to exercise our right to terminate the merger agreement under Section 9.1(b)(1)(y) of such agreement prior to midnight Eastern Daylight time on July 30, 2001. This letter agreement is filed as Exhibit 30 to this Amendment No. 7 to Schedule 14D-9 and we incorporate it by reference. Pursuant to the terms of a letter agreement dated July 5, 2001, delivered in connection with the previous extension of the offer until midnight on July 24, 2001, we would otherwise have been entitled to exercise this termination right commencing on July 25, 2001.


                  [Remainder of page intentionally left blank]

ITEM 9.  EXHIBITS.

         Item 9 of the Schedule 14D-9/A we filed on July 6, 2001 is hereby amended and restated as follows:

Exhibit Number                 Description

        1.                Offer to Purchase dated April 30, 2001
                          (incorporated herein by reference to Exhibit
                          (a)(1)(i) to the Schedule TO filed by 3D Systems on April 30, 2001).

        2. Letter of Transmittal (incorporated herein by reference to Exhibit (a)(1)(ii) to the Schedule TO filed by 3D Systems on April 30, 2001).

        3. Agreement and Plan of Merger dated as of April 2, 2001 by and among DTM Corporation, 3D Systems Corporation and Tiger Deals, Inc. (incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by DTM Corporation on April 6, 2001).

        4. Confidentiality Agreement dated March 17, 2001 between DTM Corporation and 3D Systems
                          (incorporated herein by reference to Exhibit 4 to the Schedule 14D-9 filed by DTM on May 1, 2001).

        5. Exclusivity Letter Agreement dated March 17, 2001 between DTM Corporation and 3D Systems
                          (incorporated herein by reference to Exhibit 5 to the Schedule 14D-9 filed by DTM on May 1, 2001).

        6. Opinion of Hoak Breedlove Wesneski & Co. dated April 2, 2001 (incorporated herein by reference to Exhibit 6 to the Schedule 14D-9 filed by DTM on May 1, 2001).

        7. Item 11 "Executive Compensation" and Item 13 "Certain Relationships and Related Transactions" of DTM Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed on March 19, 2001, as amended by the Form 10-K/A filed by DTM Corporation on April 23, 2001 (incorporated by reference herein).

        8. Article VIII from DTM Corporation's Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit 8 to the Schedule 14D-9 filed by DTM on May 1, 2001).

        9. Tender and Voting Agreement dated as of April 2, 2001 by and among 3D Systems Corporation, Tiger Deals, Inc. and DTM Acquisition Company, L.P. (incorporated herein by reference to Exhibit 2.2 to the Current Report on Form 8-K filed by DTM on April 6, 2001).


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

        10. Tender and Voting Agreement dated as of April 2, 2001 by and among 3D Systems Corporation, Tiger Deals, Inc. and John S. Murchison, III (incorporated herein by reference to Exhibit 2.3 to the Current Report on Form 8-K filed by DTM on April 6, 2001).

        11. Severance Agreement dated March 30, 2001 by and between DTM Corporation and John S. Murchison, III (incorporated herein by reference to Exhibit
                          10.1 to the Current Report on Form 8-K filed by DTM on April 6, 2001).

        12. Severance Agreement dated March 30, 2001 by and between DTM Corporation and Geoffrey W. Kreiger (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by DTM on April 6, 2001).

        13. Severance Agreement dated March 30, 2001 by and between DTM Corporation and Patrick Lordi (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by DTM on April 6, 2001).

        14. Severance Agreement dated March 30, 2001 by and between DTM Corporation and Kevin McAlea (incorporated herein by reference to Exhibit 10.4 to the Current Report on Form 8-K filed by DTM on April 6, 2001).

        15. Severance Agreement dated March 30, 2001 by and between DTM Corporation and Ronald K. Skaggs (incorporated herein by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by DTM on April 6, 2001).

        16. Joint press release issued on April 3, 2001 by 3D Systems Corporation and DTM Corporation
                          (incorporated herein by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by DTM on April 6, 2001).

        17. Complaint captioned Spinner v. Goldstein dated April 6, 2001 against DTM Corporation, certain of its directors and 3D Systems (incorporated herein by reference to Exhibit 16 to the Schedule 14D-9 filed by DTM on May 1, 2001).

        18. Amendment and Supplement to Offer to Purchase dated May 15, 2001 (incorporated by reference to Exhibit (a)(1)(ix) to the Schedule TO/A filed by 3D Systems on May 15, 2001).

         19. Amendment No. 1 to Agreement and Plan of Merger dated May 15, 2001 (incorporated herein by reference to Exhibit (d)(2) to the Schedule TO/A filed by 3D Systems on May 15, 2001).

         20.               First amended complaint captioned Spinner v.
                           Goldstein dated May 2, 2001 against DTM
                           Corporation, certain of its directors and 3D
                           Systems.

         21. Loan and Security Agreement dated May 21, 2001 by and among U.S. Bank National Association, 3D Systems and other signatories (incorporated by reference to Exhibit (b)(1) to the Schedule TO/A filed by 3D Systems on May 21, 2001).

         22. Press release issued by 3D Systems on May 25, 2001 (incorporated herein by reference to Exhibit
                           (a)(1)(xi) to the Schedule TO/A filed by 3D
                           Systems on May 25, 2001).

         23. Joint press release issued by 3D Systems and DTM Corporation on June 6, 2001 (incorporated by reference to Exhibit (a)(1)(xii) to the Schedule TO/A filed by 3D Systems on June 7, 2001).

         24. Joint press release issued by 3D Systems and DTM Corporation on June 18, 2001 (incorporated by reference to Exhibit (a)(1)(xiii) to the Schedule TO/A filed by 3D Systems on June 19, 2001).

         25. Letter agreement dated June 20, 2001 by and among DTM Corporation, 3D Systems and Tiger Deals, Inc.

         26. Joint press release issued by 3D Systems and DTM Corporation on July 5, 2001 (incorporated by reference to Exhibit (a)(1)(xiv) to the Schedule TO/A filed by 3D Systems on July 6, 2001).

         27.               [Intentionally omitted]

         28. Letter Agreement dated July 5, 2001 by and among DTM Corporation, 3D Systems and Tiger Deals.

         29. Joint press release issued by 3D Systems and DTM Corporation on July 23, 2001 (incorporated by reference to Exhibit (a)(1)(xv) to the Schedule TO/A filed by 3D Systems on July 23, 2001).

        30.* Letter Agreement dated July 20, 2001 by and among DTM Corporation, 3D Systems and Tiger Deals.

---------

* Filed herewith.


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

                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  July 23, 2001

                                       DTM CORPORATION


                                       By:       /s/  JOHN S. MURCHISON, III
                                           -------------------------------------
                                           John S. Murchison, III
                                           Chief Executive Officer and President

                               INDEX TO EXHIBITS

Exhibit Number            Description
--------------            -----------
        1.                Offer to Purchase dated April 30, 2001
                          (incorporated herein by reference to Exhibit
                          (a)(1)(i) to the Schedule TO filed by 3D Systems
                          on April 30, 2001).

        2. Letter of Transmittal (incorporated herein by reference to Exhibit (a)(1)(ii) to the Schedule
                          TO filed by 3D Systems on April 30, 2001).

        3.                Agreement and Plan of Merger dated as of April 2,
                          2001 by and among DTM Corporation, 3D Systems
                          Corporation and Tiger Deals, Inc. (incorporated herein by reference to Exhibit 2.1 to the Current
                          Report on Form 8-K filed by DTM Corporation on
                          April 6, 2001).

        4. Confidentiality Agreement dated March 17, 2001 between DTM Corporation and 3D Systems
                          (incorporated herein by reference to Exhibit 4 to the Schedule 14D-9 filed by DTM on May 1, 2001).

        5. Exclusivity Letter Agreement dated March 17, 2001 between DTM Corporation and 3D Systems
                          (incorporated herein by reference to Exhibit 5 to the Schedule 14D-9 filed by DTM on May 1, 2001).

        6.                Opinion of Hoak Breedlove Wesneski & Co. dated
                          April 2, 2001 (incorporated herein by reference to Exhibit 6 to the Schedule 14D-9 filed by DTM on May 1, 2001).

        7.                Item 11 "Executive Compensation" and Item 13
                          "Certain Relationships and Related Transactions" of DTM Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed on March 19, 2001, as amended by the Form 10-K/A filed by DTM Corporation on April 23, 2001
                          (incorporated by reference herein).

        8.                Article VIII from DTM Corporation's Amended and
                          Restated Articles of Incorporation (incorporated herein by reference to Exhibit 8 to the Schedule
                          14D-9 filed by DTM on May 1, 2001).

        9.                Tender and Voting Agreement dated as of April 2,
                          2001 by and among 3D Systems Corporation, Tiger
                          Deals, Inc. and DTM Acquisition Company, L.P.
                          (incorporated herein by reference to Exhibit 2.2 to the Current Report on Form 8-K filed by DTM on April 6, 2001).

        10.               Tender and Voting Agreement dated as of April 2,
                          2001 by and among 3D Systems Corporation, Tiger
                          Deals, Inc. and John S. Murchison, III
                          (incorporated herein by reference to Exhibit 2.3 to the Current Report on Form 8-K filed by DTM on April 6, 2001).

        11. Severance Agreement dated March 30, 2001 by and between DTM Corporation and John S. Murchison,
                          III (incorporated herein by reference to Exhibit
                          10.1 to the Current Report on Form 8-K filed by DTM on April 6, 2001).

        12. Severance Agreement dated March 30, 2001 by and between DTM Corporation and Geoffrey W. Kreiger
                          (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by DTM on April 6, 2001).

        13. Severance Agreement dated March 30, 2001 by and between DTM Corporation and Patrick Lordi
                          (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by DTM on April 6, 2001).

        14. Severance Agreement dated March 30, 2001 by and between DTM Corporation and Kevin McAlea
                          (incorporated herein by reference to Exhibit 10.4 to the Current Report on Form 8-K filed by DTM on April 6, 2001).

        15. Severance Agreement dated March 30, 2001 by and between DTM Corporation and Ronald K. Skaggs
                          (incorporated herein by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by DTM on April 6, 2001).

        16.               Joint press release issued on April 3, 2001 by 3D
                          Systems Corporation and DTM Corporation
                          (incorporated herein by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by DTM on April 6, 2001).

        17.               Complaint captioned Spinner v. Goldstein dated
                          April 6, 2001 against DTM Corporation, certain of its directors and 3D Systems (incorporated herein by reference to Exhibit 16 to the Schedule 14D-9 filed by DTM on May 1, 2001).

        18. Amendment and Supplement to Offer to Purchase dated May 15, 2001 (incorporated by reference to Exhibit (a)(1)(ix) to the Schedule TO/A filed by 3D Systems on May 15, 2001).

         19. Amendment No. 1 to Agreement and Plan of Merger dated May 15, 2001 (incorporated herein by reference to Exhibit (d)(2) to the Schedule TO/A filed by 3D Systems on May 15, 2001).

         20.               First amended complaint captioned Spinner v.
                           Goldstein dated May 2, 2001 against DTM
                           Corporation, certain of its directors and 3D
                           Systems.

         21. Loan and Security Agreement dated May 21, 2001 by and among U.S. Bank National Association, 3D
                           Systems and other signatories (incorporated by reference to Exhibit (b)(1) to the Schedule TO/A filed by 3D Systems on May 21, 2001).

         22.               Press release issued by 3D Systems on May 25,
                           2001 (incorporated herein by reference to Exhibit
                           (a)(1)(xi) to the Schedule TO/A filed by 3D
                           Systems on May 25, 2001).

         23.               Joint press release issued by 3D Systems and DTM
                           Corporation on June 6, 2001 (incorporated by reference to Exhibit (a)(1)(xii) to the Schedule
                           TO/A filed by 3D Systems on June 7, 2001).

         24.               Joint press release issued by 3D Systems and DTM
                           Corporation on June 18, 2001 (incorporated by reference to Exhibit (a)(1)(xiii) to the Schedule
                           TO/A filed by 3D Systems on June 19, 2001).

         25. Letter agreement dated June 20, 2001 by and among DTM Corporation, 3D Systems and Tiger Deals, Inc.

         26.               Joint press release issued by 3D Systems and DTM
                           Corporation on July 5, 2001 (incorporated by reference to Exhibit (a)(1)(xiv) to the Schedule
                           TO/A filed by 3D Systems on July 6, 2001).

         27.               [Intentionally omitted]

         28.               Letter Agreement dated July 5, 2001 by and among
                           DTM Corporation, 3D Systems and Tiger Deals.

         29.               Joint press release issued by 3D Systems and DTM
                           Corporation on July 23, 2001 (incorporated by reference to Exhibit (a)(1)(xv) to the Schedule
                           TO/A filed by 3D Systems on July 23, 2001).

        30.*               Letter Agreement dated July 20, 2001 by and among
                           DTM Corporation, 3D Systems and Tiger Deals.

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* Filed herewith.